Exhibit 99.1

Splash Beverage Group Inc. Announces Uplist to NYSE American Exchange

Fort Lauderdale, Fla--(June 8, 2021) - Splash Beverage Group, Inc. (OTCQB: SBEV) (the “Company”) (https://www.SplashBeverageGroup.com), a portfolio company of leading beverage brands, announces today that, subject to meeting all requirements (including the price requirement) at the time of listing, the Company has been approved to uplist to the NYSE American Exchange in conjunction with an underwritten public offering and one-for-three reverse stock split of the Company’s common stock effective June 11, 2021. The ticker for the Company’s common stock will remain unchanged, as “SBEV,” and the stock is expected to commence trading on a post-split basis under CUSIP 84862C203 at the opening of trading on June 11, 2021. The Company’s warrants will also begin trading on June 11, 2021, under the ticker “SBEV WS” under CUSIP 84862C 112.

CEO Robert Nistico states, “We are thrilled that the Company has been approved to begin trading on the NYSE American Exchange. This uplist to a senior U.S. exchange marks an impactful milestone for Splash Beverage Group.”

“I want to thank our employees for their hard work and perseverance in support of this great accomplishment, and concurrently, our shareholders for their patience and continued support of Splash Beverage Group. This move creates the opportunity for the Company to have more visibility from a much broader pool of investors and, in turn, increased liquidity. With this in mind, we are now even more excited about Splash Beverage Group’s future growth potential.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of any entity.

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

About Splash Beverage Group, Inc.:

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to close an underwritten public offering in a timely manner and the risks disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2021 and in the Company’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contact Information:

Splashbeveragegroup.com
info@splashbeveragegroup.com
954-745-5815

SOURCE: Splash Beverage Group, Inc.